INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, made the 6th day of November, 2019 by and between Mutual of America Capital Management Corporation (the “Adviser”), a Delaware corporation, and Mutual of America Variable Insurance Portfolios Inc. (the “Company”), a Maryland corporation.

W I T N E S S E T H

WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Company is authorized to issue shares of common stock in separate series or funds, each of which represents interests in a separate portfolio of securities and other assets;

WHEREAS, the Company may offer shares of additional series or funds in the future;

WHEREAS, the Adviser renders advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Company desires to retain the Adviser to render investment advisory and administration services to the Company in the manner and on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Adviser and the Company agree as follows:

1.                General. The Company hereby appoints the Adviser, subject to the direction of the Board of Directors of the Company, for the period and on the terms set forth in this Agreement, to provide advisory, and other services, as described herein, with respect to each series and fund of the Company (each a “Fund” and collectively, the “Funds”). The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

In the event the Company establishes and designates additional series or funds with respect to which it desires to retain the Adviser to render advisory and other services hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Company in writing, whereupon such additional series or fund shall become a Fund hereunder.

The Adviser is authorized to enter into sub-advisory agreements (each a “Sub-Advisory Agreement” and collectively the “Sub-Advisory Agreements”) with registered investment advisers, whether or not affiliated with the Adviser, (each a “Sub-Adviser” and collectively the “Sub-Advisers”) pursuant to which the Adviser delegates to the Sub-Advisers its obligations for providing investment advisory and certain other services in connection with one or more of the Funds; provided, that the Adviser, and not the Company, shall be responsible for any compensation payable under the Sub-Advisory Agreements. Any such Sub-Advisory Agreement may be entered into by the Adviser on such terms and in such manner as may be permitted by the Investment Company Act and the rules and regulations thereunder. For any Fund for which the Adviser has entered into a Sub-Advisory Agreement, the Sub-Adviser shall have the primary responsibility for providing investment advisory services as set forth in Paragraph 2(a),(b) and (c) and shall be responsible for broker-dealer selection as set forth in Paragraph 4 and maintaining books and records as set forth in Paragraph 9, and the Adviser will have supervisory responsibility for investment advisory services furnished by the Sub-Adviser pursuant to the Sub-Advisory Agreement. The Adviser will review the performance of each Sub-Adviser and make recommendations to the Board of Directors of the Company with respect to the retention and renewal of Sub-Advisory Agreements.

2.                Investment Advisory Services. (a) Subject to the general supervision of the Board of Directors of the Company, the Adviser shall provide the following investment advisory and other services with respect to the Funds: (i) provide general investment advice and guidance with respect to the Funds and provide advice and guidance to the Company’s Board of Directors, and oversee the management of the investments of the Funds and the composition of each Fund’s portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, in accordance with each Fund’s investment objective or objectives and policies as stated in the Company’s registration statement, as may be supplemented or amended from time to time (the “Registration Statement”), which management may be provided by others selected by the Adviser and as provided above or directly by the Adviser as provided herein; (ii) render to the Board of Directors of the Company such periodic and special reports as the Board of Directors may reasonably request; and (iii) make available its officers and employees to the Board of Directors and officers of the Company for consultation and discussions regarding the administration and management of the Funds and services provided to the Company under this Agreement. Without limiting the foregoing, in carrying out its obligations to manage the investment and reinvestment of the assets of the Company, the Adviser shall as appropriate and consistent with the limitations set forth herein:

(i) perform research and obtain and evaluate pertinent economic, statistical and financial data relevant to the investment policies of each of the Funds as set forth in the then effective Registration Statement filed with the Securities and Exchange Commission (the “SEC”);

(ii)

determine the composition of the assets of each Fund and implement specific investment and sale opportunities, consistent with any overall investment plans approved by the Board of Directors of the Company;

(iii)

take such steps as are necessary to implement any overall investment plans approved by the Board of Directors of the Company, including making and carrying out decisions to acquire or dispose of permissible investments, management of investments, cash and any other property of the Company, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(iv)	maintain all required accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for each Fund.

(b) In connection with the purchase and sale of securities for each Fund, the Adviser will arrange for the transmission to the custodian, transfer agent, dividend disbursing agent and/or recordkeeping agent for the Fund (such custodian and agent or agents hereinafter referred to as the “Agent” or collectively the “Agents”), on a daily basis, such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify securities to be purchased or sold on behalf of the Funds, as may be reasonably necessary to enable the Agent to perform its administrative and recordkeeping responsibilities with respect to the Funds. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Adviser will arrange for the prompt transmission of the confirmation of such trades to the Company’s Agent.

(c) If the Company has arranged for the valuation of Fund securities to be performed by an Agent, the Adviser will monitor on a daily basis, by review of daily pricing reports provided by the Agent to the Adviser, the determination by the Agent of the valuation of portfolio securities and other investments of each Fund. The Adviser shall not be obligated to independently verify the Agent’s pricing determinations, and the Agent’s responsibility for accurate pricing determinations of the value of each Fund’s securities shall not be reduced by the Adviser’s duty to monitor such determinations. The Adviser will assist the Agent in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of each Fund for which the Agent seeks assistance from or identifies for review by the Adviser.

d) The Adviser shall provide all the office space, facilities, equipment, material and personnel necessary to fulfill its obligations under this Agreement and shall provide management services to the Company as follows:

(i)	coordinate all matters relating to the functions of the Company’s Agents, accountants, attorneys, Sub-Advisers, if any, and other parties performing services or operational functions for the Funds;

(ii)

provide, without remuneration from or other cost to the Company, the services of a sufficient number of individuals competent to perform all of the Company’s executive, administrative and clerical functions as are necessary to ensure compliance with federal securities laws as well as other applicable laws and to provide effective supervision and administration of the Company, when such services are not performed by employees or other agents engaged by the Company pursuant to a separate agreement or arrangement with the Company;

(iii)

assist in the preparation of all periodic reports to the shareholders of the Company and all reports and filings required to maintain the registration and qualification of the Company’s shares, or to meet other regulatory or tax requirements applicable to the Company, under federal and state securities and tax laws;

(iv)	prepare and, after approval by the Company, file and arrange for the distribution of proxy materials and periodic reports to Company shareholders as required by applicable law;

(v)

prepare, or cause the preparation of, and, after approval by the Company, arrange for the filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required by applicable law; and

(vi)

take such other action with respect to the Funds, after approval by the Company, as may be required by applicable law, including without limitation the rules and regulations of the SEC and of state securities commissions and other regulatory agencies.

3.                Limitations on Advisory Services. The Adviser shall render investment advisory services with respect to assets held by the Funds of the Company and effect all purchases and sales of investments for each Fund thereof in a manner consistent with:

(a) the investment objectives, policies and restrictions for each Fund as stated in the Registration Statement;

(b) the provisions of the Investment Company Act and the rules and regulations thereunder; and

(c) the qualification of each Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. In managing the Funds in accordance with these requirements, the Adviser shall be entitled to receive and act upon advice of counsel to the Company or counsel to the Adviser.

(d) Any Investment program undertaken by the Adviser pursuant to this Agreement shall at all times be subject to any directives of the Board of Directors of the Company or any duly constituted committee thereof acting pursuant to like authority.

4.                Brokerage and Research Services. The Adviser shall, subject to the supervision of the Board of Directors of the Company, arrange for the placement of orders for each of the Funds, either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Adviser, subject to the following limitations.

Without limiting the generality of Paragraph 2 hereof, the Adviser and, if applicable, a Sub-Adviser, shall be authorized to open, maintain and close accounts in the name and on behalf of the Funds or the Company with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Funds on such terms as the Adviser (or such Sub-Adviser) considers appropriate and that are consistent with the policies of the respective Fund; and, subject to any policies adopted by the Board of Directors and to the provisions of applicable law, to agree to the payment of such commissions, fees and other charges by the Funds as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including, without limitation, the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Funds and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws. The Adviser may, subject to such procedures as may be adopted by the Board of Directors, use affiliates of the Adviser, a Sub-Adviser or the Funds’ distributor(s) as brokers to effect the Funds’ securities transactions and the Funds may pay such commissions to such brokers in such amounts as are permissible under applicable law.

5.                Compensation. For the services provided by the Adviser to each Fund pursuant to this Agreement, the Company will pay to the Adviser an annual fee equal to the amount specified for such Fund in Schedule A hereto.

6.                Expenses. (a) The Adviser shall be responsible for all expenses incurred in performing the investment advisory and management services herein set forth (other than costs and expenses payable by any Sub-Adviser under a Subadvisory Agreement), including costs of compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading and investment management for the Funds and expenses of all Company personnel other than the fees and expenses of directors who are not “interested persons” of the Company.

(b) Each Fund is responsible for and bears all expenses incurred in its operation that are not specifically assumed by the Adviser. Expenses borne by each Fund include, but are not limited to, the following (or the Fund’s allocated share of the following):

(i)	the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith;

(ii)	investment advisory fees due hereunder (but not Sub-Advisory fees, which are payable by the Adviser);

(iii)

filing fees and expenses relating to the registration and qualification of the Company or the shares of a Fund under federal or state securities laws and maintenance of such registrations and qualifications;

(iv)	fees and expenses payable to the Company’s Directors who are not “interested persons” of the Company;

(v)	taxes (including any transfer, income or franchise taxes) and governmental fees;

(vi)	costs of any liability, directors’ and officers’, uncollectible items of deposit and other insurance and fidelity bonds;

(vii)	legal, accounting and auditing expenses;

(viii)	charges of custodians, transfer agents, recordkeeping and other agents;

(ix)

any payments pursuant to any plan of distribution adopted by the Company, on behalf of the Funds; any shareholder service fees (including without limitation, any sub-transfer agency and other investor servicing fees charged by any intermediary);

(x)

expenses of setting in type and providing to the distributor of the Fund’s shares a camera-ready copy of the Company’s prospectuses, statements of additional information, and supplements thereto, and expenses of setting in type and printing or otherwise reproducing prospectuses, statements of additional information, supplements thereto, and reports and proxy materials for existing shareholders;

(xi)	fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations;

(xii)	costs of meetings of shareholders; and

(xiii)	extraordinary expenses.

7.                Services Not Exclusive. The services rendered by the Adviser pursuant to this Agreement are not to be deemed exclusive, and the Adviser may render similar services to other entities so long as its services under this Agreement are not impaired or interfered with.

It is understood that the Adviser or its affiliates may use any investment research obtained for the benefit of the Company in providing investment advice to its other investment advisory accounts or for use in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for the Company or other entities advised by the Adviser may be considered by and may be useful to the Adviser in carrying out its obligations to the Company.

When the Adviser deems the purchase or sale of a security to be in the interests of a Fund as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for such Fund with those to be sold or purchased for other accounts or companies. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be fair and equitable and consistent with its fiduciary obligations to the Company and to such other accounts or companies. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for it.

8.                Term of Agreement. With respect to each Fund identified as a Fund on Schedule A hereto on the date of this Agreement, unless earlier terminated as provided herein with respect to any such Fund, this Agreement shall continue in full force and effect for two years from the effective date of this Agreement. Thereafter, unless earlier terminated with respect to such a Fund, the Agreement shall continue in full force and effect with respect to each such Fund for periods of one year, provided that such continuance is specifically approved at least annually by: (1) the vote of a majority of the Board of Directors of the Company; or (2) the vote of a majority of the outstanding voting shares of the Fund (as defined in the Investment Company Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Fund added to Schedule A hereto as a Fund after the date of this Agreement, this Agreement shall become effective on the later of: (1) the date Schedule A is amended to reflect the addition of such Fund as a Fund under the Agreement; or (2) the date upon which the shares of the Fund are first sold to the public, subject to the condition that the Company’s Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the Investment Company Act) of the Company or the Adviser, and the shareholders of such Fund, shall have approved this Agreement. Unless earlier terminated as provided herein with respect to any such Fund, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Fund. Thereafter, unless earlier terminated with respect to a Fund, the Agreement shall continue in full force and effect with respect to each such Fund for periods of one year, provided that such continuance is specifically approved at least annually by: (1) the vote of a majority of the Board of Directors of the Company; or (2) the vote of a majority of the outstanding voting shares of the Fund (as defined in the Investment Company Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the Investment Company Act) of a Fund shall be effective to approve or continue this Agreement with respect to such Fund notwithstanding: (1) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund; or (2) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Company, unless such approval shall be required by any other applicable law or otherwise. This Agreement may be terminated by the Company at any time, in its entirety or with respect to a Fund, without the payment of any penalty, by vote of a majority of the Board of Director of the Company or by a vote of a majority of the outstanding voting shares of the Company, or with respect to a Fund, by vote of a majority of the outstanding voting shares of such Fund, on sixty (60) days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Company. This Agreement will automatically and immediately terminate in the event of its “assignment” as defined in the Investment Company Act.

9.                Recordkeeping. The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

10.                Interested and Affiliated Persons. It is understood that members, officers, employees or agents of the Company may also be interested in the Adviser as directors, officers, employees, agents or otherwise.

11.                Liability of the Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, neither the Adviser nor any of its officers, directors, employees or agents shall be subject to liability to the Company or any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by the Company or any shareholder of the Company in connection with the matters to which this Agreement relates, except as may otherwise be required under the Investment Company Act.

12.                Use of Name “Mutual of America”; Marks or Symbols. If the Adviser ceases to act as the investment adviser, or, in any event, if the Adviser so requests in writing, the Company agrees it will take all necessary action to change the name of the Company to a name not including the words “Mutual of America”. The Adviser may from time to time make available without charge to the Company for its use such marks or symbols owned or employed by the Adviser including marks or symbols containing the name “Mutual of America” or any variation thereof, as it may consider appropriate. Any such marks or symbols so made available will remain the Adviser’s property and it shall have the right, upon notice in writing to, require the Company to cease the use of such marks or symbols at any time.

13.                Governing Law. This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

14.                Miscellaneous. For the avoidance of doubt, no person other than the Company and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement, and there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to: (i) create in any person other than the Company (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser; or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

15.                Amendments. This Agreement may be amended only by the written agreement of the parties. To the extent required by the Investment Company Act, any amendment hereto shall be required to be approved by the Board of Directors and by a majority of the independent Directors in accordance with the provisions of Section 15(c) of the Investment Company Act and the rules thereunder. If required by law, any amendment shall also be required to be approved by the vote of a “majority of the outstanding voting securities” of the Fund (as defined by the Investment Company Act and the rules thereunder). This Agreement may be amended to make it applicable to one or more additional investment portfolios or series of the Company which may hereafter be formed and such amendment need not be approved by the vote of the holders of shares of the Fund or of any other unaffected portfolio or series, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be signed by their duly authorized officers as of the date first above written.

MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS, INC.		MUTUAL OF AMERICA CAPITAL MANAGEMENT LLC

By:	/s/ James J. Roth	By:	/s/ Amir Lear
	James J. Roth		Amir Lear
	Chairman, President and CEO		Chairman and CEO

Schedule A - Compensation

As compensation for its investment advisory services to the Company, the Adviser shall receive an amount calculated as a daily charge at the annual rates of:

Equity Index Portfolio	0.075%
All America Portfolio	0.40%
Small Cap Value Portfolio	0.75%
Small Cap Growth Portfolio	0.75%
Small Cap Equity Index Portfolio	0.075%
Mid Cap Value Portfolio	0.55%
Mid-Cap Equity Index Portfolio	0.075%
International Portfolio	0.075%
Money Market Portfolio	0.15%
Mid-Term Bond Portfolio	0.40%
Bond Portfolio	0.39%
Retirement Income Portfolio	0.05%
2010 Retirement Portfolio	0.05%
2015 Retirement Portfolio	0.05%
2020 Retirement Portfolio	0.05%
2025 Retirement Portfolio	0.05%
2030 Retirement Portfolio	0.05%
2035 Retirement Portfolio	0.05%
2040 Retirement Portfolio	0.05%
2045 Retirement Portfolio	0.05%
2050 Retirement Portfolio	0.05%
2055 Retirement Portfolio	0.05%
2060 Retirement Portfolio	0.05%
Conservative Allocation Portfolio	0.00%
Moderate Allocation Portfolio	0.00%
Aggressive Allocation Portfolio	0.00%